As filed with the Securities and Exchange Commission on March 15, 2021

Registration No. 333-250012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIELA BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4187338
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification Number)

One MedImmune Way

First Floor, Area Two

Gaithersburg, MD 20878

(240) 558-0038

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul W. Hoelscher

Treasurer

Viela Bio, Inc.

One MedImmune Way

First Floor, Area Two

Gaithersburg, MD 20878

(240) 558-0038

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barbara L. Borden

Rama Padmanabhan

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

(858) 550-6000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-250012 on Form S-3 (the “Registration Statement”), filed by Viela Bio, Inc., a Delaware corporation (the “Registrant” or the “Company”), with the Securities and Exchange Commission on November 10, 2020, pertaining to the registration (a) for offering, issuance and sale from time to time by the Company of: (i) an indeterminate number of shares of common stock, par value $0.001 per share, of the Company (“Common Stock”); (ii) an indeterminate number of shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”), (iii) an indeterminate number of debt securities (“Debt Securities”); (iv) an indeterminate number of warrants to purchase Common Stock, Preferred Stock and/or Debt Securities (“Warrants”); (v) an indeterminate number of rights to purchase Common Stock, Preferred Stock or Debt Securities (“Rights”); and (vi) an indeterminate number of units comprised of Common Stock, Preferred Stock, Debt Securities, Rights and/or Warrants, in any combination; and (b) for offering and sale from time to time by selling stockholders of: up to 29,183,864 shares of Common Stock.

On March 15, 2021, pursuant to the Agreement and Plan of Merger, dated as of January 31, 2021 (the “Merger Agreement”), by and among the Company, Horizon Therapeutics USA, Inc., a Delaware corporation (“Parent”), Teiripic Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), and solely for purposes of Sections 6.7 and 9.12 of the Merger Agreement, Horizon Therapeutics plc, a public limited company organized under the laws of Ireland (“Ultimate Parent”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and as an indirect wholly owned subsidiary of Ultimate Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statement that remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on March 15, 2021.

Viela Bio, Inc.

By:	/s/ Paul W. Hoelscher
Paul W. Hoelscher
Treasurer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.